Investor News Release
Celanese Corporation
Investor Relations
1601 West LBJ Freeway
Dallas, Texas 75234-6034
Mark Oberle
Phone: +1 972 443 4464
Fax: +1 972 443 8519
mark.oberle@celanese.com
Web site: www.celanese.com
Celanese Announces Authorization of Stock Repurchase Plan
DALLAS, February 11, 2008 — The Board of Directors of Celanese Corporation (NYSE:CE), on February 8, 2008, authorized the Company to repurchase up to $400 million of its Series A common stock, par value $0.0001. The authorization gives management discretion in determining the conditions under which shares may be purchased from time to time.
“This authorization demonstrates our commitment to delivering value to shareholders while retaining the financial flexibility necessary to invest in our long-term growth strategy,” said David Weidman, chairman and chief executive officer. “This focused strategy, combined with a performance-driven culture and demonstrated track record of execution, provides a platform for expected future earnings growth.”
###
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.4 billion in 2007, with approximately 70% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,400 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.

Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

2